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                                                                  Exhibit h(iii)
                                CIGNA FUNDS GROUP
                           100 FRONT STREET, SUITE 300
                               WORCESTER, MA 01601

Dated as of:  January 3, 2000

State Street Bank and Trust Company
2 Heritage Drive
Quincy, Massachusetts 02171

Re: Transfer Agency and Service Agreement Dated as of July 30, 1985 Between CIGNA ANNUITY FUNDS GROUP (n/k/a CIGNA Funds Group) (the "Trust") and State Street Bank and Trust Company (the "Transfer Agent")

Dear Madam or Sir:

Please be advised that the Trust has established ten new series of shares:
Balanced Fund, Core Plus Fixed Income Fund, Emerging Markets Debt Fund, High Grade Fixed Income Fund, International Stock Fund, Large Company Stock-Growth Fund, Large Company Stock-Value Fund, Small Company Stock-Growth Fund, Small Company Stock-Value Fund and Ultra Core Plus Fixed Income Fund (the "Funds"). The Trust desires to retain you as custodian to render custodial services pursuant to the above-captioned Custodian Contract for these Funds.

If you are willing to act as custodian and render services as transfer agent and dividend disbursing agent pursuant to the Transfer Agency and Service Agreement, would you please so indicate by executing the enclosed copy of this letter and returning it to Alfred A. Bingham III, S-210, 900 Cottage Grove Road, Hartford, CT 06152-2210.

Please note that, effective January 3, 2000, the Trust is also making the following changes:

    1. Changing the name of its series of shares known as CIGNA Money Market Fund to Money Market Fund;

    2. Changing the name of its series of shares known as CIGNA S&P 500 Index Mutual Fund to S&P 500 Index Fund; and

    3. Changing the name of the retail service class of CIGNA Money Market Fund to the retail class.

Copies of the Master Trust Agreement establishing the Trust are on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this document is executed on behalf of the Trust by an officer of the Trust and not individually and that any obligations of or arising out of this document are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually, but are binding only upon the assets and property of the Trust.

Sincerely,

CIGNA Funds Group

         /s/ Alfred A. Bingham III
By:________________________________________
         By:  Alfred A. Bingham III
         Its:  Vice President and Treasurer

Accepted and Agreed to.

State Street Bank and Trust Company


By:________________________________________
         By:
         Its: